UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2010
___________

CENTRAL VIRGINIA BANKSHARES, INC.
 (Exact Name of Registrant as Specified in Its Charter)

Virginia (State or Other Jurisdiction of Incorporation)	000-24002 (Commission File Number)	54-1467806 (IRS Employer Identification No.)
2036 New Dorset Road, P. O. Box 39 Powhatan, Virginia (Address of Principal Executive Offices)	23139 (Zip Code)

Registrant’s telephone number, including area code:  (804) 403-2000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 30, 2010, Central Virginia Bankshares, Inc. (the “Company”) announced that on December 21, 2010, the Boards of Directors of the Company and its principal subsidiary, Central Virginia Bank (the “Bank”), appointed Herbert E. Marth, Jr., age 58, as President and Chief Executive Officer of the Company and the Bank, effective January 1, 2011.  The Company and the Bank have filed all required notices with its regulators regarding his appointment and anticipate final regulatory approval in January 2011.  Information regarding Mr. Marth’s experience and background is included in the Bank’s press release dated December 30, 2010 announcing his appointment, a copy of which is attached as Exhibit 99.1 to this report and incorporated by reference into this Item 5.02.

In connection with the foregoing, the Company entered into an Employment Agreement, dated December 21, 2010, by and between the Company, the Bank and Mr. Marth (the “Employment Agreement”).  The term of the Employment Agreement will continue until December 21, 2013, unless it is terminated earlier in accordance with its provisions.  Beginning on December 21, 2012 and each December 21 thereafter, the term of the Employment Agreement will automatically extend for an additional year, so as to terminate two years from such renewal date, unless notice of non-renewal is provided or employment otherwise terminates under the Employment Agreement.  The Employment Agreement also provides that, on January 18, 2011, the Company and the Bank will appoint Mr. Marth to their respective Boards of Directors.  The Employment Agreement provides for an initial base salary of $260,000 per year.  Mr. Marth is eligible to receive base salary increases and to participate in any of the Company’s long-term or short-term incentive bonus plans.  He is also entitled to participate in the Company’s Supplemental Executive Retirement Plan, under which he initially will be credited with two years of service, and in other employee benefit plans and programs for which he is or will be eligible.  Mr. Marth also will receive an automobile allowance of not less than $600 per month.

Also pursuant to the Employment Agreement, Mr. Marth will receive a grant of 18,539 shares of restricted stock pursuant to the terms of the Company’s 2006 Stock Incentive Plan and a restricted stock agreement which the Company expects to be executed in January 2011.

The Employment Agreement provides for the termination of Mr. Marth’s employment by the Company without “cause” and termination by him for “good reason” (as those terms are defined in the Employment Agreement).  Subject to certain conditions of the Employment Agreement, termination under either of these circumstances will entitle Mr. Marth to receive the following:

•	his salary earned through the date of termination;
•	any long-term or short-term incentive payments earned, but not yet paid, for prior years;
•	salary continuation at Mr. Marth’s then current base rate of pay in regular installments for a period of 18 months from the date of termination; and
•
if Mr. Marth timely elects COBRA coverage, his then current benefits under group health and dental plans will continue, with the Company paying its portion of the premiums for a period of eighteen months.

The Employment Agreement contains restrictive covenants relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation. The non-competition and non-solicitation covenants continue generally for a period of 18 months following the last day of his employment.

Mr. Marth will not be entitled to any termination compensation and benefits, other than earned but unpaid salary, if he breaches any of the covenants in the Employment Agreement relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation.  He will also not be entitled to any compensation or other benefits, other than earned but unpaid salary and long-term and short-term incentive payments earned, but not yet paid, for prior years, if his employment is terminated for cause or if Mr. Marth terminates his employment for other than good reason.  Should Mr. Marth’s employment terminate for any reason, he will immediately submit his resignation as a director of the Company and the Bank.

If Mr. Marth is terminated without cause or resigns for good reason within three years following a “change of control” (as defined in the Employment Agreement), he will receive the following (subject to reduction to the extent that any such payment constitutes an “excess parachute payment” under the Internal Revenue Code of 1986, as amended):

•	his salary earned through the date of termination;
•	any incentive or bonus compensation earned but not yet paid;
•	the pro rata amount of his annual bonus paid or payable in the year in which his employment terminates;
•	any benefits or awards (including cash and stock components) earned or payable but not yet paid to him;
•	an amount equal to 2.0 times the amount of his current rate of annual salary plus his average annual bonus for the prior two years; and
•
  if Mr. Marth timely elects COBRA coverage, his then current benefits under group health and dental plans will continue, with the Company paying its portion of the premiums for a period of eighteen months.

A copy of the Employment Agreement is attached as Exhibit 10.1 to this report and incorporated by reference into this Item 5.02.

Item 9.01                Financial Statements and Exhibits.

            (d)                Exhibits.

Exhibit No.                                           Description

10.1	Employment Agreement, dated December 21, 2010, by and between Central Virginia Bankshares, Inc., Central Virginia Bank and Herbert E. Marth, Jr.

99.1	Press Release dated December 30, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL VIRGINIA BANKSHARES, INC. (Registrant)

Date: December 30, 2010	By:	/s/ Charles F. Catlett, III
Charles F. Catlett, III
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.                           Description

10.1	Employment Agreement, dated December 21, 2010, by and between Central Virginia Bankshares, Inc., Central Virginia Bank and Herbert E. Marth, Jr.

99.1                         Press Release dated December 30, 2010.